SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
                      AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*


                            Power Integrations, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    739276103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [ ]  Rule 13d-1(c)

             [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 8 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 739276103                                               13 G                   Page 2 of 8 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Mohr, Davidow Ventures II, A California Limited Partnership  ("MDV II")
                      Tax ID Number:    94-3037255
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING               -------- ------------------------------------------------------------------------
            PERSON WITH              6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 739276103                                               13 G                   Page 3 of 8 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      WHD/LGM Partners, A California Limited Partnership  ("WHD/LGM Partners")
                      Tax ID Number:    94-3035845
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING               -------- ------------------------------------------------------------------------
            PERSON WITH              6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 739276103                                               13 G                   Page 4 of 8 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Lawrence G. Mohr, Jr.  ("Mohr")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING               -------- ------------------------------------------------------------------------
            PERSON WITH              6        SHARED VOTING POWER
                                              92,763 shares are held by Lawrence G. Mohr, Jr. and Nancy H. Mohr
                                              Trustees of the Mohr Family Trust U/D/T Dated August 5, 1985.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              92,763 shares are held by Lawrence G. Mohr, Jr. and Nancy H. Mohr
                                              Trustees of the Mohr Family Trust U/D/T Dated August 5, 1985.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       92,763
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .7%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 739276103                                               13 G                   Page 5 of 8 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      William H. Davidow  ("Davidow")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                163,264 shares, of which 143,264 shares are held in the name of the
             REPORTING                        Davidow Family Trust Dated July 26, 1991, William H. Davidow, Trustee,
            PERSON WITH                       and 20,000 shares are issuable upon the exercise of stock options.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              163,264  shares,  of which  143,264  shares  are held in the name of the
                                              Davidow Family Trust Dated July 26, 1991,  William H. Davidow,  Trustee,
                                              and 20,000 shares are issuable upon the exercise of stock options.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       163,264
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 739276103                                               13 G                   Page 6 of 8 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Feiber  ("Feiber")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH                0 shares.
             REPORTING
            PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              6,289 shares are held by Jonathan D. Feiber and Heather A. Buhr Trustees of the Feiber-Buhr Family Trust U/D/T Dated October 27, 1995.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              6,289 shares are held by Jonathan D. Feiber and Heather A. Buhr Trustees of the Feiber-Buhr Family Trust U/D/T Dated October 27, 1995.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,289
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 7 of 8 Pages


                  This statement amends the Statement on Schedule 13(G) (the "Original Statement") filed by Mohr, Davidow Ventures II, A California Limited Partnership ("MDV II"), WHD/LGM Partners, A California Limited Partnership ("WHD/LGM"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), and Jonathan D. Feiber ("Feiber"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those Items as to which there has been a change of information are included in this Amendment.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999



                            /s/  William H. Davidow
                            ----------------------------------------------------
                            William H. Davidow





                            /s/  Jonathan D. Feiber
                            ----------------------------------------------------
                            Jonathan D. Feiber, individually and on behalf of
                                    MDV II in his capacity as a general  partner
                                    of WHD/LGM Partners,  the general partner of
                                    MDV II, and on behalf of WHD/LGM Partners in
                                    his capacity as a general partner thereof.



                            /s/  Lawrence G. Mohr, Jr.
                            ----------------------------------------------------
                            Lawrence G. Mohr, Jr.